Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-1 Registration Statement of Sharps Technology, Inc. filed under the Securities Act of 1933, of our report dated March 30, 2023, with respect to our audit of the consolidated financial statements of Sharps Technology Inc. as of December 31, 2022 and 2021, and for the years then ended, originally appearing in the Annual Report on Form 10-K of Sharps Technology, Inc. for the years ended December 31, 2022 and 2021, as filed with the U.S. Securities and Exchange Commission.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

January 21, 2025